SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 1, 2003

ImmunoGen, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-17999	04-2726691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

128 Sidney Street, Cambridge, MA  02139

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 995-2500

(Former name or former address, if changed since last report)

Item 5.     Other Events.

In its Annual Report on Form 10-K for the fiscal year ended June 30, 2003 (the “2003 Form 10-K”) filed with the Securities and Exchange Commission on September 26, 2003, ImmunoGen, Inc. (“ImmunoGen” or the “Company”) disclosed that in July 2003, British Biotech plc (“British Biotech”), one of the Company’s collaborative partners, announced its proposed acquisition of Vernalis.  In late August 2003, the acquisition was declared unconditional in all respects after a significant majority of Vernalis’ shareholders accepted British Biotech’s tender offer.  In connection with the acquisition, the merged company announced that it intended to review its merged product candidate portfolio. ImmunoGen disclosed in its 2003 Form 10-K that it anticipated that huN901-DM1, called BB-10901 by British Biotech and the subject of a collaboration agreement between the two companies, would be subject to review, and ImmunoGen could not with any degree of certainty, predict the outcome of such review.

On October 1, 2003, the entity created by the merger of British Biotech and Vernalis, which is now called Vernalis plc, held its Annual General Meeting.  At its Annual General Meeting, and in the press release issued in connection therewith, Vernalis announced that it had completed its product candidate portfolio review, and that, as a result of the review, it intends to discuss certain of its collaborations with its partners, including its collaboration with ImmunoGen on huN901-DM1.  Although the Company has no further information from Vernalis about its objectives for such discussion, the Company notes that the collaboration agreement is in full force and effect and believes that Vernalis does not currently have the right to unilaterally terminate the collaboration agreement.  Accordingly, the Company believes that any modification of the collaboration agreement can only be effected by mutual negotiation of the parties.  The Company has confirmed with Vernalis that all ongoing clinical trials involving huN901-DM1 continue to enroll patients.  ImmunoGen intends to provide additional public disclosure about the outcome of its discussions with Vernalis at the appropriate time.

Item 7.     Financial Statements and Exhibits.

(c)           Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImmunoGen, Inc.
(Registrant)

Date: October 1, 2003	/s/ Gregg D. Beloff
Gregg D. Beloff
Vice President, Finance and
Chief Financial Officer